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                                                                    EXHIBIT 99.1


NEWS RELEASE


Contact:                          Peter Monson

                             Chief Financial Officer

                                 (617) 868-7455
                             Peterm@psychemedics.com

                       PSYCHEMEDICS CORPORATION ANNOUNCES
                        1ST QUARTER RESULTS AND DIVIDEND
                               NET INCOME UP 334%


Cambridge, Massachusetts, May 10, 2004 - Psychemedics Corporation (AMEX: PMD) today announced first quarter results for the period ending March 31, 2004. The Company also announced a quarterly dividend of $.08 per share, which will be paid on June 25, 2004 to shareholders of record June 11, 2004.

The Company's first quarter revenue was $4,155,872, up 14% compared to $3,657,567 in the first quarter of 2003. Net income was $452,988 or $0.09 per share, up 334% from $104,339 or $0.02 per share for the same period in 2003.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "We are pleased to be able to report good revenue growth and a significant improvement in net income. Our results for the first quarter of 2004 give us reason to be cautiously optimistic about the future, as it appears that the economy seems to finally be on the mend and hiring is showing a pick-up. We are encouraged by the fact that revenues increased by 14%, and along with our continued commitment to carefully controlling expenses, resulted in net income increasing by 334%. We continue to add new customers at a vigorous pace and as the economy and the employment situation continue to improve, we expect to experience substantial growth."
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Kubacki continued, "The Company's balance sheet remains strong with over $2.5 million of cash and no long-term debt. The declaration of our 31st consecutive dividend demonstrates the Directors' confidence in the Company's future growth and their continued commitment to rewarding shareholders."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.

The Psychemedics web site is WWW.DRUGTESTWITHHAIR.COM

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.
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                                FINANCIAL SUMMARY
                                   (unaudited)
                                 March 31, 2004

                                                         Three Months
                                                        Ended March 31,
                                                -----------------------------
                                                   2004                2003
                                                ----------         ----------
Revenue                                         $4,155,872         $3,657,567
Pre-tax Income                                    $735,488           $179,339
Net Income                                        $452,988           $104,339
Basic Net Income Per Share                           $0.09              $0.02
Diluted Net Income Per Share                         $0.09              $0.02
Weighted Average Common
  Shares Outstanding                             5,126,907          5,214,325
Weighted Average Common
  and Common Equivalent Shares
  Outstanding, Assuming Dilution                 5,133,050          5,222,190